CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-177622 and 333-213317) on Form S-8 and in the registration statement (No. 333-239391) on Form F-3 of Yandex N.V. of our report dated March 31, 2021, except as to Note 18, which is as of April 20, 2022 with respect to the consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity of Yandex N.V. and subsidiaries for the year ended December 31, 2020, and the related notes (before retrospective adjustments for the change in segments as described in Note 16) (not presented herein) which report appears in this Annual Report on Form 20-F of Yandex N.V. for the year ended December 31, 2022.

/s/ JSC “Kept”

Moscow, Russia

April 20, 2023